Exhibit 99.1

Introducing mPower JUMP IT

SEMA Booth number 50213

Mass Market Targeted

mPower Technologies Inc. (http://mpowertech.com/) the consumer products division of mPhase Technologies, Inc. (OTCQB:XDSL) will be showcasing two new jump starter products  at SEMA in Las Vegas, November, 2013.  The mPower JUMP and the mPower JUMP IT are extremely portable car battery jump starters that fit in a glove box.  mPower representatives will be displaying the power and portability of the mPower JUMP and JUMP IT and will meet with potential distribution partners at the show.

The mPower JUMP and JUMP IT will be showcased exclusively at the mPower Technologies booth (number 50213) located in the “First Time Featured Exhibitors” Bridge Booths section.

With the  mPower JUMP still in development as a product conceived with an affluent target market in mind,  the company recognized the need to consider offering a second product to the marketplace…the mPower JUMP IT.  The JUMP IT meets the needs of a mass market.  This product is the portable jump starting solution to the mass market’s demand for an inexpensive, powerful and reliable emergency jump starter.  The mPower JUMP IT serves this simple solution.

Auto distribution channel suppliers, e-tailers and mass auto retailers can place orders for the mPower JUMP IT during SEMA. The mPower JUMP IT is an immediate consumer solution. It offers an exciting, incremental sales opportunity within this product category.  The JUMP IT will also be available for consumer orders placed through the website www.mpowertech.com  The mPower JUMP IT will be available for shipment in time for the upcoming holiday season.

The mPower JUMP IT delivers an incredibly powerful, compact jump starting capability.  Millions of car owners, worldwide, can enjoy the peace of mind that comes with never having to use jumper cables ever again.  Because these products are always in your car, always ready and always easy to use.

Features include:

●	Jump starts all 12V cars including diesel engines

●	Can jump start car 30 times without a recharge

●	Multiple safety protection

●	High capacity battery technology

See the mPower JUMP in action on YouTube at: http://www.youtube.com/watch?v=gsZYhLURQ-o .

About mPower Technologies, Inc

mPower Technologies is the wholly owned consumer products division of mPhase Technologies   More information about the company can be found at http:// www.mpowertech.com.

About mPhase Technologies, Inc.

mPhase Technologies a 2013 Frost and Sullivan recipient for the North American Advanced Battery Technology Innovation Award  is a publicly traded company (OTCQB:XDSL) that is introducing a revolutionary Smart Surface technology enabled by breakthroughs in nanotechnology, MEMS processing and microfluidics. Our Smart Surface technology has potential applications within drug delivery systems, lab-on-a-chip analytic systems, self-cleaning systems, liquid and chemical sensor systems, and filtration systems. mPhase has pioneered its first Smart Surface enabled product, the mPhase Smart NanoBattery. In addition to the Smart Surface technology.  More information about the company can be found at http://www.mPhaseTech.com.

Forward-Looking Statements

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company's products in the market; the Company's success in technology and product development; the Company's ability to execute its business model and strategic plans; and all the risks and related information described from time to time in the Company's SEC filings, including the financial statements and related information contained in the Company's SEC Filing. mPhase assumes no obligation to update the information in this release.